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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 9, 2009
BANKATLANTIC BANCORP, INC.
(Exact name of registrant as specified in its charter)

Florida	34-027228	65-0507804

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 954-940-5000
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On October 9, 2009, BankAtlantic Bancorp, Inc. (the “Company”) published a Notice of Pendency and Settlement of Derivative Action (the “Notice”) relating to the agreement that has been reached to settle the shareholder derivative action captioned D.W. Hugo, Derivatively on behalf of Nominal Defendant BankAtlantic Bancorp, Inc., v. Alan B. Levan, Jarett S. Levan, Jay C. McClung, Marcia K. Snyder, Valerie Toalson, James A. White, John E. Abdo, D. Keith Cobb, Steven M. Coldren and David A. Lieberman, Case No. 08-61018-CV-UNGARO (S.D. Fla.) (the “Action”). The settlement agreement remains subject to court approval.
     Under the terms of the proposed settlement: (i) the plaintiff will release and forever discharge its claims (subject to certain limited exceptions) against the Company and, among others, the Company’s past, present and future officers, directors and employees, including the defendants, and all such released claims will be dismissed with prejudice; and (ii) the defendants will fully, finally, and forever release and relinquish all claims that have been, or could have been, asserted against the plaintiff relating to the institution, prosecution or settlement of the Action. The Company is not required to make any payments and, as a result, the settlement, if finalized in accordance with its terms, will not have any impact on the Company’s financial condition or results of operations. The complete terms of the proposed settlement are set forth in a Stipulation of Settlement dated as of August 24, 2009 (the “Stipulation”).
     The foregoing description of the Notice and the proposed settlement of the Action is qualified in its entirety by reference to the full text of the Notice and the Stipulation. Copies of the Notice and the Stipulation are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 Notice of Pendency and Settlement of Derivative Action
Exhibit 99.2 Stipulation of Settlement dated as of August 24, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2009	BANKATLANTIC BANCORP, INC.
	By:	/s/ Valerie C. Toalson
Valerie C. Toalson,
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Notice of Pendency and Settlement of Derivative Action
99.2	Stipulation of Settlement dated as of August 24, 2009